Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"RYVYL MERGER SUB INC.", A DELAWARE CORPORATION,

WITH AND INTO "RTB DIGITAL, INC." UNDER THE NAME OF "RTB DIGITAL, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE ELEVENTH DAY OF MAY, A.D. 2026, AT 6:12 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE TWELFTH DAY OF MAY, A.D. 2026 AT 12:01 O'CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

7127765 8100M
SR# 20262442950

Authentication: 203913154
Date: 05-12-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:12 PM 05/11/2026
FILED 06:12 PM 05/11/2026
SR 20262442950 - File Number 7127765

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS

CERTIFICATE OF MERGER

OF

RYVYL MERGER SUB INC.

(a Delaware corporation)

WITH AND INTO

RTB DIGITAL, INC.

(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

Section 1. Constituent Corporations.

The constituent corporations to the merger described herein (the "Merger") are:

(a) RYVYL Merger Sub Inc., a corporation organized and existing under the laws of the State of Delaware ("Merger Sub"), having its registered office at 1209 Orange St., Wilmington, County of New Castle, Delaware 19801; and

(b) RTB Digital, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company" and, together with Merger Sub, the "Constituent Corporations"), having its registered office at 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, Delaware 19904. The name of the registered agent of the Company at such address is Cogency Global Inc.

Section 2. Merger Agreement.

The Agreement and Plan of Merger, dated as of September 28, 2025, as amended by Amendment No. 1, dated October 10, 2025, and Amendment No. 2, effective January 12, 2026 (as so amended, the "Merger Agreement"), by and among RYVYL, Inc., a Nevada corporation ("Parent"), Merger Sub, and the Company, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed, and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware (the "DGCL").

Section 3. Surviving Corporation.

In accordance with Section 251 of the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. The Company shall be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue to be a Delaware corporation. The separate corporate existence of Merger Sub shall cease at the Effective Time.

Section 4. Certificate of Incorporation and Bylaws of Surviving Corporation.

At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or any other person: (a) the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, pursuant to Section 1.02 of the Merger Agreement; and (b) the Bylaws of the Company shall be amended and restated in their entirety to read as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, pursuant to Section 1.02 of the Merger Agreement. Such amended and restated Certificate of Incorporation and Bylaws shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

Section 5. Officers and Directors of Surviving Corporation.

From and after the Effective Time, and until their respective successors are duly elected or appointed and qualified in accordance with applicable law: (a) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, pursuant to Section 1.03 of the Merger Agreement; and (b) the directors of the Surviving Corporation shall be designated by Parent in its capacity as the sole stockholder of the Surviving Corporation following the Effective Time.

Section 6. Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or any holder of capital stock thereof: (a) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation; and (b) each share of capital stock of the Company (including all classes of Common Stock and Preferred Stock) shall be converted into the right to receive shares of Parent Common Stock at the Exchange Ratio (as defined in the Merger Agreement), all as more particularly set forth in Article II of the Merger Agreement.

Section 7. Effective Time.

The Merger shall become effective at 12:01 a.m., Eastern Time, on May 12, 2026 (the "Effective Time"), which is the date and time specified herein pursuant to Section 103(d) of the DGCL.

Section 8. Required Approvals.

The Merger Agreement has been adopted and approved in accordance with the requirements of Section 251 of the DGCL:

(a) The Board of Directors of the Company, by Unanimous Written Consent effective March 5, 2026 (the "Omnibus Board Resolution"), certified by Secretary William Sornsin, Jr. on April 1, 2026, duly approved and adopted the Merger Agreement and declared it advisable.

(b) The stockholders of the Company, by Written Consent executed by holders of record of shares of Class A Common Stock and Class A Preferred Stock representing at least 1,855,334 shares (a majority of the 3,710,667 shares of Class A Common Stock and Class A Preferred Stock entitled to vote thereon), certified by Secretary William Sornsin, Jr. on April 1, 2026, duly adopted and approved the Merger Agreement in accordance with Sections 228 and 251 of the DGCL.

(c) Merger Sub, as the other constituent corporation, was duly approved by its Board of Directors and by Parent, as its sole stockholder, in accordance with Section 251 of the DGCL.

Section 9. Parent Corporation.

The name and jurisdiction of the parent corporation is: RYVYL, Inc., a Nevada corporation (which, following the Effective Time, will be renamed "RTB Digital, Inc."), with its principal office located at 3111 Camino Del Rio North, Suite 400, San Diego, California 92108.

Section 10. Execution.

IN WITNESS WHEREOF, RTB Digital, Inc., as the Surviving Corporation, has caused this Certificate of Merger to be duly executed by its authorized officer as of the date set forth below, in accordance with Section 103 of the DGCL.

RTB DIGITAL, INC.

as the Surviving Corporation

Signed by:

By: [signature]

585C59C4D8254ED...

Name: James Heckman

Title: Chief Executive Officer

Date: May 11, 2026

RYVYL MERGER SUB INC.

as the Non-Surviving Constituent Corporation

Signed by:

By: George Oliva

222B08EF1B2F49F...

Name: George Oliva

Title: Director and President

Date: May 11, 2026, 2026